Exhibit 5.1

300 North LaSalle Street Chicago, Illinois 60654

(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

May 4, 2010

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as special counsel to YRC Worldwide Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to $103,000,000 in aggregate offering price of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the terms of the At Market Issuance Sales Agreement (the “Sales Agreement”), dated May 3, 2010, by and among the Company and Wm Smith & Co. and McNicoll, Lewis & Vlak LLC (collectively, the “Sales Agents”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2009 (Registration No. 333-159355) (such Registration Statement, as amended and supplemented, the “Registration Statement”), including a base prospectus dated June 10, 2009 (the “Base Prospectus”), and a prospectus supplement dated May 4, 2010 (together with the Base Prospectus, the “Prospectus”).

In connection with the registration of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Registration Statement and the exhibits thereto and the Prospectus and (iv) the Sales Agreement.

For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the

YRC Worldwide Inc.

May 4, 2010

Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by appropriate corporate action of the Company, and, when the Shares have been issued and sold in accordance with the terms of the Sales Agreement and a Placement Notice (as defined in the Sales Agreement) issued and accepted in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

YRC Worldwide Inc.

May 4, 2010

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP